For Immediate Release

Press Contacts:
Rick Szatkowski	David A. Kaminer
NeoMedia Technologies, Inc.	The Kaminer Group
+1 (239) 571-3104	+1 (914) 584-1934
rszatkowski@neom.com	dkaminer@kamgrp.com

Prentice Hall to Use NeoMedia’s qode to Link to Sales Force via Cell Phones;
NeoMedia Completes $2.5 Million Funding Agreement with Cornell Capital

FORT MYERS, Fla., Jan.8, 2007 - NeoMedia Technologies, Inc. (OTC BB NEOM), announced today that its patented qode® technology, which links users via cell phones to the Mobile Internet, will be used by Prentice Hall, a worldwide leader in text book publishing, to help communicate with its sales force. Prentice Hall is currently introducing qode to its sales force at a national sales meeting in Phoenix.

Eric Frank, director of marketing, Business Publishing for Pearson Prentice Hall said qode will be an “integral component” of the seven-day meeting at the J.W. Marriott. Prentice Hall, he said, will use qode as an “ice-breaker” from the beginning of the meeting, and will have its sales staff enter daily contests through active personal interaction, all powered-by qode. When the national sales meeting is over, he said, the Prentice Hall sales staff will take qode with them, on their cell phones, as they work. Initially, they will use qode to receive sales tips and “talking points” on some 40 titles.

“Our team is very excited about using qode in our internal and external marketing efforts,” Mr. Frank said, noting that sales staff “will also be enabled to demonstrate the interactive features of the “Marketing: Real People, Real Choices 5/e,” text book

The fifth edition of the popular marketing text, ”Marketing: Real People, Real Choices 5/e” will be in distribution in January. The text, used annually by thousands of college students and hundreds of professors and instructors worldwide, includes a detailed description of NeoMedia’s launch of qode, including interviews with top executives. Prentice Hall also made a video about the qode launch, which was filmed at NeoMedia’s Fort Myers headquarters. Dr. Michael R. Solomon, visiting professor of Marketing, St. Joseph's University, Greg W. Marshall, professor of Marketing and Strategy in the Crummer Graduate School of Business, Rollins College, and Elnora W. Stuart, professor of Marketing and BP Egypt Oil professor of Management Studies at The American University in Cairo, wrote the fifth edition of the text. Through a special arrangement with Prentice Hall, the textbook will be made available for purchase through links on both the NeoMedia Technologies (www.neom.com) and qode (www.qode.com) Web sites.

NeoMedia said the contract with Prentice hall is revenue-generating.

NeoMedia - Cornell Capital in Funding Agreement

NeoMedia also said that on December 29, 2006, it entered into a Securities Purchase Agreement with Cornell Capital Partners, LP, selling $2,500,000 of secured convertible debentures to Cornell which can be converted into shares of NeoMedia common stock. In connection with the transaction, NeoMedia also issued 42 million warrants to Cornell with an exercise price of $0.06 per share, and repriced 210 million warrants held by Cornell to $0.04 per share. For a period of six months, NeoMedia has the right to redeem the repriced warrants on a cashless basis at a price of $0.12 per share.

Charles W. Fritz, NeoMedia’s chairman and interim CEO, said that he and the company’s Board “are pleased that Cornell has stepped up to help us meet current and near-term obligations. Mr. Fritz said that a significant portion of the funds is expected to be used to repay some of NeoMedia’s obligations to silent partners assumed by the company in its acquisition of 12Snap AG in February 2006.

About NeoMedia Technologies, Inc.
NeoMedia Technologies, Inc. (www.neom.com), is a diversified global company offering leading edge, technologically advanced products and solutions for companies and consumers, built upon its solid family of patented products and processes, and management experience and expertise. Its NeoMedia Mobile group of companies offers end-to-end mobile enterprise and mobile marketing solutions through its flagship qode direct-to-mobile-web technology and ground-breaking products and services from four of the leading mobile marketing providers in the U.S. and Europe. By linking consumers and companies to the interactive electronic world, NeoMedia delivers one-to-one, permission-based, personalized and profiled dialogue -- anytime and anywhere.

NeoMedia’s patented qode (www.qode.com) suite is an easy-to-use set of applications, including qode®reader and qode®window, which provide One Click to Content™ connectivity for products, print, packaging and other physical objects to link directly to specific desired content on the Mobile Internet. qode®reader works with camera phones, letting users “click” on two-dimensional “smart codes” to access the Mobile Web site to which the code is linked, while qode®window lets users reach the same destination by entering a key word, slogan, or product barcode number.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

qode is a registered trademark, and qode®reader, qode®window and One Click to Content are trademarks of NeoMedia Technologies, Inc. Other trademarks are properties of their respective owners.